As filed with the Securities and Exchange Commission on November 29, 2004

Registration No. 333-119497

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST EFFECTIVE AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MECHEL STEEL GROUP OAO

(Exact name of Registrant as specified in its charter)

Russian Federation	3312	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Krasnopresnenskaya Naberezhnaya 12 Moscow 123610 Russian Federation +7-095-258-1828	Puglisi & Associates 850 Library Avenue, Suite 204 Newark, Delaware 19715 +1-302-738-6680
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Anna Goldin, Esq. Latham & Watkins LLP Ulitsa Gasheka, 7 Ducat Place II, Suite 900 Moscow 123056 Russian Federation +7-095-785-1234	Jan A. Castro, Esq. Mechel Steel Group OAO Krasnopresnenskaya Naberezhnaya 12 Moscow 123610 Russian Federation +7-095-258-1828	Daniel A. Braverman, Esq. Cleary, Gottlieb, Steen & Hamilton 55 Basinghall Street London EC2V 5EH United Kingdom +44-20-7614-2200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(4)
Common shares, nominal value 10 rubles per share(3)	47,871,135	$8.00	$382,969,080	$48,522.18

(1)	Includes common shares that (a) are to be offered in the United States by the registrant, (b) are to be offered in the United States by the selling shareholders, (c) may be offered in the United States pursuant to an over-allotment option granted by the selling shareholders to the underwriters and (d) are to be initially sold outside the United States pursuant to Regulation S that may thereafter be resold in the United States in transactions required to be registered under the Securities Act. All common shares being offered will be in the form of American Depositary Shares.
(2)	Estimated solely for purposes of calculating the registration fee.
(3)	A separate registration statement on Form F-6 has been filed with respect to the registration of ADSs evidenced by American depositary receipts issuable upon the deposit of the common shares registered hereby.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Part II

Information not required in prospectus

Item 6. Indemnification of directors and officers

Mechel may purchase and maintain insurance against any liability for any of its or its subsidiaries’ directors and officers in respect of any negligence, default, breach of duty or breach of trust of which he or she may be guilty in relation to Mechel. The enforceability under Russian law of indemnities and liability insurance covering directors and officers is uncertain, as current Russian legislation does not provide for or prohibit any indemnification of, or liability insurance policies with respect to, directors or officers of joint stock companies.

Item 7. Recent sales of unregistered securities

Mechel was incorporated on March 19, 2003, to serve as a holding company for certain companies owned in whole or part directly or indirectly by Messrs. Zyuzin and Iorich. In connection with such reorganization, Messrs. Zyuzin and Iorich and Mechel Trading, our wholly owned subsidiary, became the beneficial owners of our common shares as follows:

Name of Beneficial Owner	Number of Shares
Igor V. Zyuzin	183,089,407.5
Vladimir F. Iorich	183,089,407.5
Mechel Trading AG	16,790,271

Total	382,969,086

The above issuance of common shares was completed on April 29, 2003, and did not involve a public offering. Each of these transactions was exempt from the registration requirement of the Securities Act pursuant to Section 4(2) thereof. Of the shares beneficially owned by Messrs. Zyuzin and Iorich above, 101,852,561 shares were held through Conares Holding AG, a company owned equally by them.

On April 2, 2004, we transferred 2,297,815 of the treasury shares held by Mechel Trading AG to one of our officers as part of compensation due pursuant to an employment contract dated October 1, 2002.

On May 7, 2004, our shareholders sold a total of 81,000 shares for the purpose of establishing a listing on the RTS, a requirement under Russian law for this offering.

On October 1, 2004, Mechel Trading concluded an agreement to transfer 1,072,313 and 268,078 of our shares held by it to two employees of Mechel Metal Supply Limited, our Liechtenstein trading subsidiary, in return for 20% and 5%, respectively, of the shares of this subsidiary owned by these employees.

Item 8. Exhibits and financial statement schedules

(a)	Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement, among Mechel Steel Group OAO, the selling shareholders and UBS Limited^

3.1	Charter of Mechel Steel Group OAO, as amended+^

5.1	Opinion of Liniya Prava regarding the legality of the shares being issued

8.1	Opinion of Latham & Watkins LLP regarding certain U.S. tax matters^

9.1	Agreement on Ownership, Control and Exercise of Voting Rights dated August 1, 1995, between Igor V. Zyuzin and Vladimir F. Iorich+^

10.1	Commercial Contract 227.01.13928-P dated August 17, 2001, between Mechel Trading AG and Glencore International AG^

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Part II

Exhibit No.	Description

21.1	Subsidiaries of Mechel Steel Group OAO^

23.1	Consent of Latham & Watkins LLP (included in their opinions filed as Exhibit 8.1)^

23.2	Consent of Independent Registered Public Accounting Firm^

23.3	Consent of Pincock, Allen & Holt^

23.4	Consent of American Appraisal (AAR), Inc.^

24.1	Powers of Attorney (included on the signature page to the registration statement on Form F-1 filed on October 4, 2004 and October 15, 2004)^

99.1	Form of Escrow-type Account Agreements, by and among Mechel Steel Group OAO, Raiffeisenbank Austria ZAO and UBS Limited^

99.2	Form of Escrow Account Agreement, by and among UBS Limited, the selling shareholders and Brunswick UBS Russia Limited^

+	English translation.
^	Previously filed.

(b)	Financial Statement Schedules

None.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moscow, Russian Federation, on November 29, 2004.

MECHEL STEEL GROUP OAO

By:	/s/ Vladimir Iorich
Vladimir F. Iorich Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vladimir F. Iorich as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments and any registration statement pursuant to Rule 462(b)) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 29, 2004, by the following persons in the capacities indicated.

* Igor V. Zyuzin Chairman Date:

/s/ Vladimir Iorich Vladimir F. Iorich Director and Chief Executive Officer Date:

* Alexey G. Ivanushkin Director Date: *
Sir Andrew M. Wood Director Date:

* Roger I. Gale Director Date: *
Arthur David Johnson Director Date:

* Serafim V. Kolpakov Director Date:

* Alexander E. Yevtushenko Director Date:

* Valentin V. Proskurnya Director Date:

* Svetlana V. Ardentova Chief Financial Officer Date:

* Tatiana Kalyadina Chief Accountant Date:

* Puglisi & Associates Authorized U.S. Representative Date:

*	Signed by Vladimir F. Iorich pursuant to Powers of Attorney in the registration statement filed on October 4, 2004 and October 15, 2004.

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